CUSIP No. 090694100	13G	Page 1 of 1 Page

EXHIBIT 1

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13G relating to the Common Stock of Biota Pharmaceuticals, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.

Dated: December 5, 2012

LANDON T. CLAY

/s/ Landon T. Clay
Landon T. Clay, Individually and as Managing Member of East Hill Holding Company, LLC

EAST HILL HEDGE FUND, LLC

By: East Hill Advisors, LLC, its General Partner
By: East Hill Holding Company, LLC, its managing member

By:	/s/ Landon T. Clay
Landon T. Clay, Managing Member